Exhibit 99.1

Spherix Announces Closing of Acquisition of North South Holdings – Appointment of Anthony Hayes as new CEO

TYSONS CORNER, VA--(Marketwired – September 10, 2013) - Spherix Incorporated (NASDAQ: SPEX) ("Spherix" or the "Company") -- an intellectual property development company -- today announced that it closed on the acquisition of North South Holdings Inc. (hereinafter “North South”), previously announced on April 2, 2013.  In addition, Spherix reported that it received NASDAQ approval for continued listing on the NASDAQ exchange.

Anthony Hayes, former CEO of North South, will take over as CEO of Spherix.  Mr. Hayes commented, "We are very pleased to finalize the merger and we look forward to continuing to build a strong NASDAQ company for our shareholders.”

North South, which is now part of Spherix, owns a patent portfolio consisting of 224 patents in the fields of wireless communications, satellite, solar, radio frequency and pharmaceutical distribution. North South is already managing its patent portfolio and has filed patent infringement litigation against T-Mobile USA and two lawsuits related to pharmaceutical distribution. North South's portfolio adds both breadth and scope to the group of patents in the mobile communication sector recently acquired from Rockstar Consortium.

About Spherix
Spherix Incorporated was launched in 1967 as a scientific research company. Spherix presently offers a diversified commercialization platform for protected technologies. The company continues to work on life sciences and drug development and presently is exploring opportunities in nutritional supplement products relying on its D-Tagatose natural sweetener as a GRAS ingredient. Spherix is committed to advancing innovation by active participation in all areas of the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation. Through its recently announced acquisition of several hundred patents Spherix intends to expand its activities in wireless communications and telecommunication sectors including antenna technology, Wi-Fi, base station functionality, and cellular. No assurance can be given that the Company's patents or efforts seeking to license or enforce any patents will be successful, generate income or result in profits for the Company.

Forward Looking Statements
Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:
Spherix Incorporated
Investor Relations
Phone: (703) 992-9325
Email: info@spherix.com